EXHIBIT 23.1




                  INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
PetMed Express, Inc.


We hereby consent to the use in the Prospectus constituting part of the Registration Statement of PetMed Express, Inc. on Form SB-2 of our report dated May 17, 2002, on the consolidated financial statements of PetMed Express, Inc. and Subsidiaries as of March 31, 2002 and for each of the two years in the period then ended which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.



/s/Goldstein Golub Kessler LLP


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 31, 2002